Exhibit 4.6

AZZ incorporated

FORM OF

INCENTIVE STOCK OPTION AWARD AGREEMENT

This Incentive Stock Option Award Agreement (“Agreement”) is effective as of                     , 2006 (the “Date of Grant”), between AZZ incorporated, a Texas corporation (the “Company”) and                      (the “Optionee”).

WHEREAS, the Company has adopted the AZZ incorporated 2005 Long-Term Incentive Plan (the “Plan”), pursuant to which the Company may grant Incentive Stock Options (“ISOs”) to Company employees; and

WHEREAS, the Company desires to grant an ISO to the Optionee as provided for herein to encourage Optionee’s efforts toward the continuous success of the Company.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1. Grant of the ISO. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to the Optionee as of the Date of Grant an ISO to purchase              shares of Common Stock (the “Common Shares”), at the price of $            .             per share (the “Option Price”). The Option Price shall not be less than the Fair Market Value of a Common Share as of the Date of Grant; provided that the Option Price shall not be less than 110% of the Fair Market Value of a Common Share as of the Date of Grant if the Optionee owns (as of the Date of Grant) shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary (a “Ten Percent Owner”). Except as provided in Section 14, this ISO is intended to be an “incentive stock option” within the meaning of that term under Section 422 of the Code, and this Agreement shall be construed in a manner that will enable the ISO to be so treated.

2. Vesting of the ISO.

(a) The ISO shall be exercisable only to the extent vested in accordance with the vesting rules set forth in this Section 2. The ISO will vest and become exercisable to the extent of 20% of the Common Shares specified in Section 1 on the Date of Grant and an additional 20% on each of the first four anniversaries of the Date of Grant; provided the Optionee remains in the continuous employ of the Company and its Subsidiaries from the Date of Grant to the date of each such anniversary. Except as provided in subsection (b) below, the ISO shall cease to vest with respect to additional Common Shares, and shall be forfeited to the extent not vested, on the date the Optionee terminates employment with the Company and its Subsidiaries.

(b) The ISO, to the extent not previously fully exercisable, will become immediately exercisable in full upon the first to occur of the following events during the term of the ISO:

(i) a Change in Control;

(ii) a transaction for which full vesting is required under Plan Section 1.12(a);

(iii) the Optionee’s termination as an Employee due to Retirement;

(iv) the Optionee’s termination as an Employee due to Permanent Disability; and

(v) the Optionee’s termination as an Employee due to death.

3. Manner of Exercise.

(a) Notice of Exercise. To the extent the ISO is vested in accordance with Section 2 and has not terminated as provided in Section 4, the Optionee may exercise the ISO in whole or in part from time to time by providing written notice to the Company stating the number of Common Shares for which the ISO is being exercised. Such notice must include payment of the Option Price in a form and amount specified by subsection (b) below. The Optionee must also submit such other instruments or agreements duly signed by the Optionee as, in the opinion of counsel for the Company, may be necessary or advisable in order that the issuance of Common Shares complies with applicable rules and regulations under the Securities Act of 1933, as amended (the “Act”), any appropriate state securities laws, or any requirement of any national securities exchange on which such stock may be traded.

(b) Payment of Option Price. The Committee has determined that the Option Price shall be payable solely in the form of cash or check payable to the order of the Company. The amount payable upon exercise of the ISO is the Option Price multiplied by the number of Common Shares with respect to which the ISO is exercised.

(c) Exercise by Permitted Transferee. In the event of the death of the Optionee, the person to whom the ISO was transferred by will or pursuant to the laws of descent and distribution (pursuant to Section 7) (a “Permitted Transferee”) may exercise the ISO in accordance with subsection (a) above. Such person must provide proof satisfactory to the Committee that the ISO was transferred to him.

4. Termination of ISO and Right to Exercise. The ISO will terminate and may no longer be exercised at the close of business on the earliest to occur of the following dates (provided that if the applicable termination date shall fall on a Saturday, Sunday, or Company observed holiday, then such termination date shall be deemed to be the first normal business day of the Company, at its principal office specified in Section 19 hereof, before such Saturday, Sunday, or holiday):

(a) Ninety days after the Optionee ceases to be an employee of the Company and its Subsidiaries for any reason other than his death or Permanent Disability;

(b) The first anniversary of the date the Optionee ceases to be an employee of the Company and its Subsidiaries due to death or Permanent Disability;

(c) The date of the Optionee’s termination of employment for Cause (or the date of discovery of facts constituting Cause if such facts are not discovered until after the Optionee’s termination); and

(d) The tenth anniversary of the Date of Grant or, if the Optionee is a Ten Percent Owner, the fifth anniversary of the Date of Grant.

5. Delivery of Common Shares.

(a) Subject to the terms and conditions of this Agreement, the Company shall deliver certificates representing Common Shares to the Optionee (or the Permitted Transferee in the event of the Optionee’s death) as soon as administratively practicable following the date the Optionee (or Permitted Transferee) exercises the ISO in accordance with Section 3 hereof and makes full payment to the Company of the Option Price.

(b) The Optionee (or Permitted Transferee in the event of the death of the Optionee) shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Common Shares until certificates representing such Common Shares have been delivered to the Optionee in accordance with this Section 5(a).

(c) Common Shares to be issued upon the exercise of the ISO may, at the election of the Company, be either authorized and unissued shares, or shares previously issued and reacquired by the Company. The Company shall not be required to issue or deliver any certificates for Common Shares issuable upon the exercise of the ISO prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable; and (iii) the determination by the Committee that the Optionee (or a Permitted Transferee in the event of the Optionee’s death) has tendered to the Company any tax owed by the Optionee as a result of exercising this option when the Company has a legal liability to satisfy such tax. In addition, if Common Shares reserved for issuance upon the exercise of the ISO shall not then be registered under the Act, the Company may, upon the Optionee’s exercise of the ISO, require the Optionee (or a Permitted Transferee in the event of the Optionee’s death) to represent in writing that the shares being acquired are for investment and not with a view to distribution; may mark the certificate for the shares with a legend restricting transfer; and may issue stop transfer orders relating to such certificate to the Company’s transfer agent.

6. Mandatory Notice of Disqualifying Disposition. Without limiting any other provisions hereof, the Optionee hereby agrees that if the Optionee disposes (whether by sale, exchange, gift or otherwise) of any of the Common Shares delivered upon exercise of the ISO within two years after the Date of Grant or within one year after the transfer of such share or shares to the Optionee, the Optionee shall notify the Company of such disposition in writing within thirty days after the date of such disposition. Such written notice shall state the principal terms of such disposition and the type and amount of the consideration received for such share or shares by the Optionee in connection therewith.

7. Transferability. The ISO may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Optionee in whole or in part; provided, however, that the Optionee’s rights with respect to such ISO may be transferred by will or pursuant to the laws of descent and distribution upon the death of the Optionee. Any purported transfer or encumbrance in violation of the provisions of this Section 7 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such ISO. The ISO may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

8. Continuous Employment. For purposes of this Agreement, the continuous employment of the Optionee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries. Furthermore, the employment relationship is treated as continuing intact while the Optionee is on approved military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 90 days, or if longer, so long as the Optionee’s right to reemployment with the Company or a Subsidiary is provided either by statute or by contract.

9. No Employment Contract. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Optionee.

10. Taxes and Withholding. To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with Common Shares obtained upon the exercise of the ISO, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery of such Common Shares that the Optionee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. The Optionee may elect, on or before the date of exercise, to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the Common Shares that are delivered to the Optionee upon the exercise of the ISO, and the Common Shares so surrendered by the Optionee shall be credited against any such withholding obligation at the Fair Market Value per share of such shares on the date of such exercise.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the New York Stock Exchange.

12. Adjustments. The Committee may make or provide for such adjustments in the Option Price and in the number and kind of shares of stock covered by this Agreement, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the Optionee’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets (including, without limitation, a special or large non-recurring dividend) or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the ISO such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require in connection therewith the surrender of the ISO.

13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided that no amendment shall adversely affect the Optionee’s rights under this Agreement without the Optionee’s consent. Except as provided in the immediately preceding sentence, the terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by the Optionee and a duly authorized executive officer of the Company.

14. Conversion to Nonqualified Option. To the extent the aggregate Fair Market Value of Common Shares (determined at the time the ISO is granted) with respect to which the ISO issued hereunder and all other Company ISOs issued to the Optionee are exercisable for the first time by the Optionee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries exceeds $100,000, this ISO shall be considered a Nonqualified Stock Option under the Plan.

15. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable laws, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

16. Relation to Plan. The ISO granted under this Agreement and all the terms and conditions hereof are subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the grant or exercise of the ISO.

17. Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

18. Governing Law; Venue. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof. To the maximum extent practicable, this Agreement calls for performance and shall be performable at the offices of the Company in Fort Worth, Tarrant County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Tarrant County, Texas and the Northern District of Texas, Fort Worth Division, respectively

19. Notices. All notices under this Agreement to the Company must be delivered personally or mailed to the Company at University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107, Attention: [            ]. The Company’s address may be changed at any time by written notice of such change to the Optionee. Also, all notices under this Agreement to the Optionee will be delivered personally or mailed to the Optionee at the Optionee’s address as shown from time to time in the Company’s records.

20. Company Right of Setoff. By accepting this Agreement, the Optionee consents to a deduction and setoff from any amounts owed to the Optionee hereunder of amounts the Optionee owes to the Company or any Affiliate. Such deduction and setoff is in addition to any other rights the Company may have with respect to such amounts the Optionee owes.

21. Satisfaction of Claims. Any payment or any issuance or transfer of Common Shares to the Optionee, the Optionee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such person hereunder. The Committee may require the Optionee or the Optionee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

22. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument.

23. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and, notwithstanding Section 13 hereof, may be made by the Company without the consent of the Optionee).

24. IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO OUR OFFICES WITHIN 30 DAYS AFTER THE GRANT DATE, THIS AGREEMENT AND THE ISO PROVIDED FOR HEREIN SHALL BE NULL AND VOID.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has also executed this Agreement in duplicate, as of the day and year first above written.

AZZ incorporated

By
David H. Dingus
President and Chief Executive Officer

The undersigned hereby acknowledges receipt of an executed original of this Agreement and a copy of the Plan, and accepts the award of the ISO granted thereunder on the terms and conditions set forth herein and in the Plan.

OPTIONEE:

[Name]